Exhibit 99.1

Learn CW Investment Corporation Receives Noncompliance Notification from the New York Stock Exchange Due to Delayed Form 10-Q Filing

Los Angeles, California, November 27, 2023 – Learn CW Investment Corporation (the “Company”) announced it had received a notification (the “Notice”) dated November 21, 2023 from the New York Stock Exchange (the “NYSE”) informing the Company that, as a result of not having timely filed its Quarterly Report on Form 10-Q for the period ended September 30, 2023 (the “Form 10-Q”) with the Securities and Exchange Commission (the “SEC”), the Company is not in compliance with Section 802.01E of the NYSE Listed Company Manual (the “Listing Rule”). The Listing Rule requires timely filing of all required periodic financial reports with the SEC.

The Notice specifies that the Company can regain compliance with the Listing Rule by filing the Form 10-Q within six months from the Form 10-Q’s filing due date. If the Company fails to file the Form 10-Q by such date, the Company may submit a request for the NYSE’s consideration to allow the Company’s securities to trade for an additional six-month trading period. If the NYSE determines that an additional six-month trading period is not appropriate, suspension and delisting procedures will commence pursuant to Section 804.00 of the NYSE Listed Company Manual. If the NYSE determines that an additional trading period of up to six months is appropriate and the Company fails to regain compliance by the end of that period, suspension and delisting procedures will generally commence. The Notice also notes that the NYSE may nevertheless commence delisting proceedings at any time during the period that is available to complete the filing if it deems that the circumstances warrant.

As previously disclosed in the Company’s Notification of Late Filing on Form 12b-25, filed with the SEC on November 14, 2023, the Company has determined that it is unable, without unreasonable effort or expense, to file the Form 10-Q within the prescribed filing date of November 14, 2023, due to a delay experienced by the Company in completing its financial statements and other disclosures in the Form 10-Q. While the Company can provide no assurances as to timing, the Company plans to file the Form 10-Q as soon as practicably possible to regain compliance with the Listing Rule.

About the Company

Learn CW Investment Corporation is a blank check company formed as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Forward-Looking Statements

This press release may include “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to numerous conditions, risks and changes in circumstances, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC. The Company expressly disclaims any obligations or undertakings to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

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Learn CW Investment Corporation

Harry Bator
harry@learn.vc